EXHIBIT 10.35

BLACKROCK, INC.
LEADERSHIP RETENTION CARRY PLAN

1.

Purpose.  The Plan is intended to provide deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2) of ERISA, in the form of Percentage Points granted to Eligible Individuals. The purpose of the Plan is to afford a retention incentive to Eligible Individuals to (i) continue as employees of the Company and its Affiliates, (ii) increase their efforts on behalf of the Company, (iii) further align their interests with those of the Company’s clients, and (iv) promote the success of the Company’s business. Pursuant to the Plan, the Company may grant Percentage Points to Eligible Individuals. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 2.

2.	Definitions.
(a)	“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
(b)	“Award” means an award of Percentage Points granted under the Plan.
(c)	“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award executed by the Company and the Eligible Individual receiving an Award.
(d)	“Board” means the Board of Directors of the Company.
(e)

“Cause” means the occurrence of any of the following: (i) gross negligence or intentional misconduct by the Grantee that (a) is in connection with the Grantee’s duties to the Company or any Subsidiary or Affiliate or (b) causes, or is reasonably expected to cause, harm (monetarily or otherwise) to the Company or its Subsidiaries or Affiliates, employees or Clients; (ii) the Grantee’s breach of fiduciary duty owed to the Company or its Subsidiaries or Affiliates or Clients; (iii) any misappropriation or embezzlement by the Grantee, or any action by the Grantee involving theft, fraud or material personal dishonesty; (iv) any violation by the Grantee of any domestic or foreign securities laws, rules or regulations including, but not limited to, those of any self-regulatory organization or authority; (v) the Grantee’s indictment, conviction of or guilty or nolo contendere plea to a felony or any crime involving theft, fraud or embezzlement or personal dishonesty, provided that if the Grantee is terminated for Cause because of an indictment and such indictment does not ultimately result in a conviction or plea that would otherwise constitute Cause hereunder, then such termination will be deemed to be an involuntary termination other than for Cause as of the date of Grantee’s original termination; (vi) the Grantee’s willful failure or refusal to perform material duties or material obligations owed to the Company or its Subsidiaries or Affiliates; or (vii) the Grantee’s material violation of the written policies of the Company or its Subsidiaries or Affiliates, including the Confidentiality Policy and Code of Business Conduct and Ethics. A determination of Cause shall be in the sole discretion of the Company. For purposes of the Plan, (i) “Client” means any person, firm, company, or other organization (including an Intermediary Client) to whom the Company or any of its Affiliates has supplied services, products or professional advice and (ii) “Intermediary Client” means any person or entity (such as a broker dealer, distributor, financial adviser, administrator or other marketing or service organization) through which the Company or any of its Affiliates offers, markets, distributes or provides its services, products or advice.

(f)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
(g)

“Committee” means the Management Development and Compensation Committee of the Board, or any person or group of persons to whom the Management Development and Compensation Committee of the Board delegates authority to administer the Plan.

(h)	“Company” means BlackRock, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
(i)

“Competitive Activity” means any activity that competes with the business operations of the Company, as determined by the Committee in its sole discretion, and shall include representing or associating in any capacity (including, without limitation, as an officer, employee, partner, director, consultant, agent, advisor or security holder) with a company that competes with the Company or any of its Subsidiaries or Affiliates.

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Notwithstanding the foregoing, the Grantee’s beneficial ownership of less than five percent (5%) of the economic or voting interests of a publicly-held company shall not constitute a Competitive Activity.

(j)	“Confidentiality Policy” means the Company’s Confidentiality and Employment Policy, as it may be amended from time to time.
(k)	“Disability” means a disability as defined in Section 409A(a)(2)(C) of the Code and the applicable guidance thereunder.
(l)

“Eligible Individual” means any individual performing services for the Company or an Affiliate and designated as an employee on the payroll records of the Company or such Affiliate, as determined and designated by the Committee in its sole discretion; provided that participation in the Plan shall be limited to a select group of management or highly compensated employees, as described in Section 201(2) of ERISA.

(m)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(n)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
(o)	“Good Leaver Date” means the effective date of the Grantee’s Good Leaver Termination.
(p)	“Good Leaver Termination” means a termination of the Grantee’s employment with the Company or an Affiliate due to the Grantee’s Retirement, Disability or death.
(q)	“Grantee” means an Eligible Individual who has been granted an Award under the Plan.
(r)	“Measurement Date” means December 31 of the calendar year immediately prior to the year of distribution with respect to each of the Initial Distribution, Second Distribution and Third Distribution.
(s)

“Participating Carry Funds” will be those carry vehicles (which may include one or more series or classes under a particular “master” carry vehicle) and stand alone “shadow carry” programs in respect of performance fee generating funds that (i) had an initial close during the period commencing in the year of grant and ending on the participant’s formal “Good Leaver Date” (as defined above) and (ii) are listed in the Award Agreement for each Grantee, as may be updated from time to time as determined by the Committee or its delegate in their sole discretion.

(t)	“Percentage Points” mean an award of points granted pursuant to Section 6 that is used to determine the cash payments to the Grantee with respect to the Total Share Carry Pool.
(u)	“Plan” means this BlackRock, Inc. Leadership Retention Carry Plan, as amended from time to time.
(v)	“Restrictive Covenant Obligations” mean, collectively with the Confidentiality Policy, any restrictive covenant obligations included in or attached as an appendix to an Award Agreement.
(w)

“Retirement” means the occurrence of a Good Leaver Date as a result of the Grantee’s voluntary resignation (other than a voluntary resignation following the occurrence of an event that constitutes Cause) that is (i) in circumstances where the Grantee represents that any future work will not involve a breach of the Restrictive Covenant Obligations and (ii) after the Grantee has satisfied the Rule of 65, (A) (1) with at least the age of 60, if the Grantee did not attain age 54 on or prior to January 19, 2016, or (2) with at least the age of 55, if the Grantee attained age 54 on or prior to January 19, 2016, and (B) with a total of at least three (3) years of Credited Service (as defined below); in each case, provided, that, the Grantee has provided written notice to the Company at least one (1) year prior to such Good Leaver Date in accordance with applicable Company policy, unless, in each case, as otherwise determined by the Committee in its sole discretion.

(x)

“Rule of 65” means the sum of the Grantee’s age and years of combined and continuous service with Company or any of its Affiliates (including periods of employment with an entity prior to it becoming a Subsidiary and, to the extent determined by the Committee) (such service, “Credited Service”) equals at least sixty-five (65). For purposes of determining the Rule of 65, years of age and Credited Service equal full years and completed months.

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(y)

“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of granting of an Award, each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(z)

“Total Share Carry Pool” means, as determined by the Committee in its sole discretion, a dollar amount equal to 100% of the total carried interest distributions (excluding for this purpose any tax distributions until such time as carried interest is actually earned) allocated and paid to the Company or any of its Subsidiaries or Affiliates; provided, that, no amount shall be deemed to be part of the Total Share Carry Pool unless and until it is no longer subject to clawback pursuant to the terms of the governing documents of the applicable Participating Carry Fund.  For the avoidance of doubt, the Total Share Carry Pool shall include (i) the “portfolio management share” of carried interest distributions in respect of any Participating Carry Fund allocated or reserved for a party other than Company and its Subsidiaries or Affiliates and (ii) any amounts received by the Company or any of its Subsidiaries or Affiliates that are awarded to participants under any compensatory programs (other than the Plan) intended to track the value of interests in the Participating Carry Funds (i.e., “shadow carry” programs), ((i) and (ii) together, the “Team Portion”) in each case as determined by the Committee in its sole discretion.  For the avoidance of doubt, to the extent a carried interest distribution is in the form of a distribution in kind, the cash value of such interest as determined by the Committee in its sole discretion shall also be included in the Total Carry Pool, provided that to the extent illiquid or incapable of being monetized such amounts may not be included in the Total Share Carry Pool, as determined by the Committee in its sole discretion.

3.	Administration.
(a)

The Plan shall be administered by the Committee. The Committee’s decisions, determinations and interpretations will be final and binding on the Company and all of the Eligible Individuals. The Committee shall have the power and authority, without limitation, to: (i) select Eligible Individuals; (ii) determine whether and to what extent Percentage Points are to be granted to Eligible Individuals; (iii) determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all outstanding Percentage Points (including any amendments to the terms and conditions or number of outstanding Percentage Points or Participating Carry Funds); (iv) adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; (v) construe and interpret the terms and provisions of the Plan and any Award Agreement; (vi) correct any defect, supply any omission or reconcile any inconsistency in the terms of the Plan or any Award Agreement in the manner and to the extent that it shall deem advisable; (vii) determine the Participating Carry Funds included in the Plan; and (viii) otherwise supervise the administration of the Plan and to exercise all powers and authorities necessary and advisable in the administration of the Plan.

(b)

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among Eligible Individuals (whether or not such Eligible Individuals are similarly-situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform Award Agreements, as to the Eligible Individuals to receive Awards under the Plan and the terms and provisions of Awards under the Plan. The Committee may provide that any conditions, restrictions or forfeiture conditions relating to the Plan will be waived or will not apply, in whole or in part, or in any individual case, as it may deem advisable or necessary.

(c)	No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
4.

Eligibility.  Except as provided below, Awards shall be granted to the Eligible Individuals selected by the Committee. In determining the Eligible Individuals to whom Awards shall be granted, the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan. Each Eligible Individual selected to participate in the Plan shall receive an Award Agreement which must be executed by the Company and the Eligible Individual to confirm such Eligible Individual’s participation in the Plan.

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5.	Percentage Points Subject to the Plan.
(a)

Percentage Points.  A total of five (5) Percentage Points shall initially be reserved for issuance under the Plan. Such amount may be increased or decreased by the Committee in its sole discretion at any time (provided that such amount may not be decreased to less than the Percentage Points of outstanding issued awards).  The Percentage Points reserved for issuance under the Plan shall not reduce the Team Portion.   If any Percentage Points subject to an Award are forfeited, cancelled, exchanged or surrendered, the Percentage Points with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange or surrender, again be available for issuance under the Plan in the Committee’s sole discretion.

(b)

Adjustments.  In the event that the Committee shall determine that any dividend or other distribution, recapitalization, reorganization, merger, consolidation, spin-off, combination, reclassification or other similar corporate transaction or event (any such event, a “Change in Capitalization”) affects the Plan or any Award granted thereunder such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate in its sole discretion to the Plan or any Award granted thereunder. Any adjustment made pursuant to this Section is intended to be made in a manner that complies with Section 409A of the Code and all regulations and other guidance issued thereunder.

6.	Award of Percentage Points. The Committee is authorized to grant Percentage Points to Eligible Individuals, subject to the following terms and conditions:
(a)

Cash Distributions. Subject to the terms and conditions set forth in the Plan and the Award Agreement, the Percentage Points shall confer upon the Grantee the right to receive a cash payment equal to the excess of (A) the product of (x) the Total Share Carry Pool and (y) a fraction, the numerator of which is the total number of the Grantee’s Percentage Points and denominator of which is one hundred (100), over (B) the total amount of cash payments (if any) previously made to the Grantee with respect to such Percentage Points in accordance with this Section (a “Cash Distribution”).

(b)

Vesting; Termination of Employment.  Subject to the terms and conditions relating to the timing of payment set forth in Section 6(c), Cash Distributions shall only be made following the Grantee’s Good Leaver Termination, provided that the Grantee (i) executes (and does not revoke), and continues to comply with, a general release of claims in favor of the Company and its Subsidiaries and Affiliates in the form provided by the Company that becomes effective within sixty (60) days following the Grantee’s Good Leaver Date, (ii) does not engage in Competitive Activity and (iii) continues to comply with the Restrictive Covenant Obligations. In the event that the Grantee’s employment with the Company or an Affiliate is terminated other than pursuant to the Grantee’s Good Leaver Termination, the Percentage Points shall be forfeited and the Grantee shall not be entitled to receive any Cash Distributions with respect thereto.

(c)

Distribution Timing.  An initial distribution (the “Initial Distribution”) of 80% of the Cash Distributions due to the Grantee calculated as of the applicable Measurement Date will occur on the first payroll date following June 30 of the calendar year immediately following the calendar year in which the Grantee’s Good Leaver Date occurs. Following the Initial Distribution, (i) a second distribution will occur on the first payroll date following the date that is forty-eight (48) months following the date of the Initial Distribution (the “Second Distribution”) and (ii) a third distribution will occur on the first payroll date following the date that is one-hundred and eight (108) months following the date of the Initial Distribution (the “Third Distribution”). The Second Distribution shall consist of 80% of the Cash Distributions due to the Grantee calculated as of the applicable Measurement Date. The Third Distribution shall consist of 100% of the Cash Distributions due to the Grantee calculated as of the applicable Measurement Date.  Subject to the 80% payout limitations described above with respect to the Initial Distribution and the Second Distribution, amounts distributed to the Grantee will be based on actual carried interest distributions of the Participating Carry Funds from the prior Measurement Date through the current Measurement Date (and in the case of the Initial Distribution, from the date of grant of the Percentage Points to the Grantee through the applicable Measurement Date). For the avoidance of doubt, the twenty percent (20%) of Cash Distributions not included in the Initial Distribution and the Second Distribution shall remain in the Total Share Carry Pool for purposes of calculating subsequent Cash Distributions.

(d)

Restrictive Covenant Obligations.  The Award Agreement evidencing the grant of Percentage Points granted under the Plan shall include restrictive covenant obligations as determined by the Committee in its sole

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discretion, including a requirement not to disclose proprietary information, disparage the Company or any of its Affiliates or employees of the Company or any of its Affiliates, solicit clients or hire away employees of the Company or any of its Affiliates.

(e)

Forfeiture. If at any time during the Grantee’s employment with the Company or an Affiliate or following the Grantee’s Good Leaver Date, the Grantee either (i) engages in Competitive Activity or (ii) violates any of the restrictions set out in the Restrictive Covenant Obligations, in each case, as determined by the Committee in its sole discretion (and without regard to the actual post-employment duration of such Restrictive Covenant Obligations):

(i)

the Grantee’s Percentage Points shall be forfeited and the Grantee shall not be entitled to receive any Cash Distributions with respect thereto; provided, that (1) the Committee may provide, by adoption of any administrative rule, guideline or practice governing the Plan as it shall from time to time deem advisable in accordance with Section 3 or in any Award Agreement, or may determine in any individual case, that the restrictions or forfeiture conditions relating to the Percentage Points will be waived in whole or in part in the event of a termination of employment resulting from specified causes and (2) the Committee may, in other cases, waive in whole or in part the forfeiture of the Percentage Points; and

(ii)

the Company shall have the right to require the Grantee to repay to the Company the gross, pre-tax amount of the most recent Cash Distribution received by the Grantee with respect to the Percentage Points.

(f)

Clawback Policy.  Any grant of Percentage Points pursuant to the Plan shall be subject to the Company’s Clawback Policy, as it may be amended from time to time (the “Clawback Policy”).  Subject to the terms of the Clawback Policy, in the event that a determination is made under the Clawback Policy that the Grantee engaged in fraud or willful misconduct that caused the need for a significant restatement of BlackRock’s financial statements, (i) the Grantee shall repay to the Company the Cash Distributions delivered to the Grantee as determined to be repaid under the Clawback Policy and (ii) the Percentage Points shall be forfeited and the Grantee shall not be entitled to receive any further Cash Distributions with respect thereto.

(g)	Other Provisions. Percentage Points may be subject to such other conditions as the Committee may prescribe in its discretion or as may be required by applicable law.
7.	Claims Appeal Procedure.
(a)

The Grantee may make a claim pursuant to the Plan or any Award granted thereunder in writing to the Committee (or its designee) (the “Administrator”). The Administrator shall make all determinations concerning such claim. Any decision by the Administrator denying such claim shall be in writing and shall be delivered to the Grantee, or if applicable, anyone who makes a claim in respect of the Grantee. Such decision shall set forth the specific reasons for denial in plain language. Pertinent provisions of the Plan and Award Agreement shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided, including a description of any additional material or information needed to perfect the claim. The notice of benefit denial shall also provide a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review. This notice of denial of benefits will be provided within ninety (90) days of the Administrator’s receipt of the claimant’s claim for benefits, unless the Administrator determines that special circumstances require an extension of up to ninety (90) additional days to process the claim, in which case the Administrator will notify the claimant of the extension prior to the expiration of the initial ninety (90) day period and the special circumstances that warrant the extension. If the Administrator fails to notify the claimant of the Administrator’s decision regarding the claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with an appeal as provided in Section 7(b).

If the claim involves a determination of Disability, the Administrator shall furnish the Grantee, or if applicable, anyone who makes a claim in respect of the Grantee, with notice of the denial within forty-five (45) days of the date the original claim was filed. In addition to satisfying the general notice of denial requirements described above, the Administrator must provide the Grantee with (a) an explanation of the basis for disagreeing or not following (i) the views of the health professionals treating the Grantee or

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vocational professionals who evaluated the Grantee, (ii) the views of the medical or vocational experts whose advice was obtained in connection with the Grantee’s claim or (iii) a disability determination by the Social Security Administration, (b) an explanation of the scientific or clinical judgment for the determination if the determination is based upon a medical necessity or experimental treatment or a statement that such explanation will be provided free of charge, (c) the internal rules, guidelines, protocols, standards or similar criteria that were relied upon in making the determination or a statement that such rules, guidelines, protocols, standards or similar criteria do not exist, and (d) a statement that the Grantee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for Disability benefits.

(b)

A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. The Administrator shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. During such review, the Administrator shall provide the claimant with the opportunity to submit written comments, documents, records or other information related to the claim for benefits. The Administrator will provide claimants, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent award provisions on which the decision is based. Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Administrator shall render a decision on the review of the denied claim. The Administrator shall make a decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within one hundred twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Administrator shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent award provisions on which the decision is based.

If the claim involves a determination of Disability, the Grantee will have one-hundred eighty (180) days from the receipt of the denial notice in which to make written application for review with the Administrator. The Administrator shall issue a decision on such review within forty-five (45) days after receipt of an application for review.

8.	General Provisions.
(a)

Nontransferability. Unless otherwise provided in an Award Agreement, Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative.

(b)

Compliance with Section 409A.  Awards granted under the Plan are intended to comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, the Plan and each Award Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom, as applicable. Each amount to be paid under any Award Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in the Plan or any other plan or agreement of the Company or any of its Affiliates, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable during the six (6) month period immediately following the Grantee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Grantee’s separation from service (or, if earlier, the Grantee’s date of death).  The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Grantee shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

(c)

Forfeiture Events; Clawback. In addition to any forfeiture provisions otherwise applicable to an Award, a Grantee’s right to any payment or benefits with respect to an Award shall be subject to reduction, cancellation,

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forfeiture, clawback or recoupment (i) in accordance with any clawback, recoupment or similar policy of the Company as in effect from time to time or (ii) as required by applicable law.
(d)

No Right to Continued Employment. Nothing in the Plan or in any Award granted under the Plan or in any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Affiliate to terminate such Grantee’s employment.

(e)

Withholding and Other Taxes. The Company or any applicable Affiliate is authorized to withhold from any payment relating to an Award granted under the Plan or any other payment to a Grantee, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award.

(f)

Amendment and Termination. The Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment shall affect adversely any of the rights of any Grantee, without such Grantee’s consent, under any Award theretofore granted under the Plan.

(g)

No Rights to Awards; No Rights as a Partner. No Grantee or Eligible Individual shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. The Percentage Points do not give any rights to a Grantee as a limited or general partner of the Participating Carry Funds.

(h)

Unfunded Status of Awards. The Percentage Points represent an unfunded, unsecured promise to a Grantee to receive a payment from the Company. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company.  The Percentage Points do not give a Grantee any rights or entitlement to any of Company’s assets, and Company will satisfy the payments to a Grantee out of its general unallocated assets.

(i)

Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.